Exhibit 10.2

FORM OF

AWARD AGREEMENT

Under The

Barrett Business Services, Inc.

2015 Stock Incentive Plan

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNITS

Corporation:	BARRETT BUSINESS SERVICES, INC.
8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington 98662

Participant:

Date:

Corporation maintains the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the “Plan”).

This Non-Employee Director Restricted Stock Units Award Agreement (this “Agreement”) evidences the grant of Restricted Units (“RSUs”) to Participant under Article 9 of the Plan.

The parties agree as follows:

1.	Defined Terms

When used in this Agreement, the following terms have the meanings set forth below:

(a) “Acquiring Person” means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Exchange Act, as such Section and Rule are in effect as of the Grant Date; provided, however, that the term Acquiring Person shall not include (i) Corporation or any of its Subsidiaries, (ii) any employee benefit plan of Corporation or any of its Subsidiaries, (iii) any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan, or (iv) any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

(b) “Change in Control” means:

(i) A change in control of Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the Grant Date pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of 40 percent or more of the combined voting power of Voting Securities; or

(ii) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by Corporation stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(iii) There shall be consummated (1) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of Corporation in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation; or

(iv) Approval by the stockholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

(c) “Change in Control Date” means the first date following the Grant Date on which a Change in Control has occurred.

(d) “Grant Date” means the date the RSUs are granted, which is reflected as the date of this Agreement.

(e) “Voting Securities” means Corporation’s issued and outstanding securities ordinarily having the right to vote at elections for director.

Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

2.	Grant of RSUs

Subject to the terms and conditions of this Agreement and the Plan, Corporation grants to Participant 1,285 RSUs, with an initial value of approximately $50,000 based on the closing price of a Share of Common Stock, $38.90, on July 1, 2015. Each RSU represents a hypothetical Share of Common Stock. As a holder of RSUs, Participant will have only the rights of a general unsecured creditor of Corporation until delivery of Shares is made as specified in this Agreement.

3.	Terms of RSUs

The RSUs are subject to all the provisions of the Plan and to the following terms and conditions:

3.1 Restriction Periods. Each Restriction Period commences on the Grant Date and ends as follows:

(a) on                      (“Restriction Period 1”);

(b) on                      (“Restriction Period 2”);

(c) on                      (“Restriction Period 3”); and

(d) on                      (“Restriction Period 4”).

3.2 Vesting. Subject to the accelerated Vesting provisions of Section 3.4, the designated percentage of RSUs will Vest as follows:

(a) 25 percent of the total RSUs will Vest on the expiration of Restriction Period 1;

(b) An additional 25 percent of the total RSUs will Vest on the expiration of Restriction Period 2;

(c) An additional 25 percent of the total RSUs will Vest on the expiration of Restriction Period 3; and

(d) The final 25 percent of the total RSUs will Vest on the expiration of Restriction Period 4.

3.3 Continuation as Director. Except as otherwise provided in this Agreement, in the event that Participant ceases to be a member of the Board during any Restriction Period for any reason, all unvested RSUs will be forfeited immediately.

3.4 Acceleration of Vesting. Notwithstanding Section 3.3 or the schedule provided in Section 3.2, the RSUs will become fully Vested upon the occurrence of either:

(a) Participant’s death or withdrawal from the Board by reason of Disability; or

(b) A Change in Control Date.

3.5 Settlement.

(a) Generally. Unless previously forfeited pursuant to Section 3.3 or otherwise provided by this Agreement, each designated percentage of RSUs will be settled on the last day of the applicable Restriction Period or, if not a business day, on the first business day thereafter (the “Settlement Date”), by the delivery to Participant of an unrestricted certificate for a number of Shares of Common Stock equal to the number of RSUs that became Vested on that Settlement Date. Shares issued upon settlement of RSUs may be subject to additional transfer restrictions as provided in this Agreement.

(b) On Change in Control Date. RSUs that Vest upon a Change in Control Date will be settled in cash in lieu of Shares, with the settlement value of each RSU calculated as the Fair Market Value of a Share on the Change in Control Date.

3.6 Other Documents. Participant will be required to furnish to Corporation before closing such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

3.7 RSUs Not Transferable. Neither the RSUs, nor this Agreement, nor any interest or right in the RSUs or this Agreement, may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the RSUs have been settled as provided in this Agreement. Neither the RSUs nor any interest or right in the RSUs will be liable for the debts, obligations, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.8 Rights as Stockholder. Prior to the issuance of a certificate for Shares of Common Stock in settlement of the RSUs, Participant will have no rights as a stockholder of Corporation with respect to this Agreement or the RSUs.

4.	Tax Reimbursement

In the event any withholding or similar tax liability is imposed on Corporation in connection with or with respect to any Vesting of the RSUs, Participant agrees to pay to Corporation an amount sufficient to provide for such tax liability.

5.	Conditions Precedent

Corporation will not be required to issue any Shares upon Vesting of the RSUs, or any portion thereof, until Corporation has taken any action required to comply with all applicable laws.

6.	Successorship

Subject to restrictions on transferability set forth in the Plan, this Agreement will be binding upon and benefit the parties, their successors and assigns.

7.	Notices

Any notices under this Agreement must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as registered or certified mail directed to the address of Corporation’s records or to such other address as a party may certify by notice to the other party.

8.	Arbitration

Any dispute or claim that arises out of or that relates to this Agreement or to the interpretation, breach, or enforcement of this Agreement, must be resolved by mandatory arbitration administered by and in accordance with the then effective arbitration rules of Arbitration Service of Portland, Inc. The place of arbitration will be Multnomah County, Oregon. The award rendered by the arbitrator will be final and binding, and judgment may be entered on the award in any court having jurisdiction.

9.	Attorney Fees

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, reasonable attorney fees in connection with such suit, action, or arbitration, and in any appeal. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

10.	Clawback/Recovery

Any compensation paid to the Participant under this Award may be subject to recoupment in accordance with any clawback policy that Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which Corporation’s securities are listed or quoted or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. Participant agrees to promptly repay any such compensation as directed by Corporation under any such clawback.

11.	Code Section 409A

This Agreement and the Award are intended to be exempt from the requirements of Code Section 409A by reason of all payments being “short-term deferrals” within the meaning of Treas. Reg. § 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. In no event will Corporation be liable for any tax, interest, or penalties that may be imposed on Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

BARRETT BUSINESS SERVICES, INC.

By
Participant	Name
Its